Exhibit 99.1
CONTACT:
Bob De Vaere
IDM Pharma, Inc.
Chief Financial Officer
Office: (949) 470-6447
Geoff Curtis
WeissComm Partners
Cell: (312) 550-8138
gcurtis@weisscommpartners.com
IDM Pharma Reports Third Quarter 2007 Financial Results
Irvine, Calif. – November 8, 2007 – IDM Pharma, Inc. (NASDAQ: IDMI) today announced its financial results for the quarter and nine months ended September 30, 2007. Financial information presented represents the consolidated results of IDM Pharma and its subsidiary, IDM S.A.
Cash and cash equivalents totaled $33.2 million as of September 30, 2007 compared to $37.3 million on June 30, 2007 and $10.2 million on December 31, 2006. The Company’s net cash outflow from operations and investment activities for the quarter and nine months ended September 30, 2007, which excludes cash received from financing activities and the effect of exchange rates, was approximately $5.1 million and $14.3 million, respectively.
“During the third quarter we announced our intention to collect additional survival data from the L-MTP-PE Phase 3 trial and submit an amendment to the NDA in the first quarter of 2008,” said Timothy P. Walbert, president and chief executive officer, IDM Pharma.  “In addition, we announced the appointment of Jeff Sherman as our chief medical officer who brings valuable expertise to the management team as we work through the regulatory approval process for L-MTP-PE in the U.S. and Europe, and as we develop our oncology pipeline.“
Quarter Ended September 30, 2007
Total revenues in the third quarter of 2007 were $3.1 million compared to total revenues of $3.0 million for the quarter ended September 30, 2006. Substantially all of the revenues for both periods were derived from the Company’s collaboration agreement with sanofi-aventis. The $0.1 million increase in revenues in the 2007 period was due to an increase in development costs related to UVIDEM clinical trials, which are reimbursed by sanofi-aventis.
Research and development expenses were $6.4 million and $5.3 million for the three months ended September 30, 2007 and September 30, 2006, respectively. The increase during the 2007 period was primarily due to an increase in spending of $2.1 million related to clinical development, regulatory filings and manufacturing of L-MTP-PE, and clinical development of UVIDEM. The increase was partially offset by a $0.4 million reduction in spending associated with development activities related to products currently on hold, as well as a $0.8 million reduction associated with lower headcount and termination of a lease agreement for certain of the Company’s Paris facilities.

Selling, general and administrative expenses were $2.7 million and $1.8 million for the three months ended September 30, 2007 and 2006, respectively. The increase of $0.9 million in 2007 included $0.3 million of bonus accruals, $0.2 million of stock compensation expense and $0.2 million of consulting and salary expense.
Net interest income was $3.1 million for the three months ended September 30, 2007, as compared to net interest income of $0.1 million for the three months ended September 30, 2006. During the quarter ended September 30, 2007, the Company recognized $0.4 million of interest income associated with its investments and a $2.7 million reduction in non-cash interest expense for the net decrease in the fair value of warrants issued in connection with the February and June 2007 financings.
The foreign exchange loss was $0.8 million in the third quarter of 2007, compared to a foreign exchange gain of $0.2 million in the third quarter of 2006. The increase in 2007 was due to higher spreads between the value of the U.S. dollar and the Euro compared to the prior year as the dollar denominated inter-company loan between the Company’s subsidiaries is revalued each quarter based on changes in the value of the dollar versus the Euro, with all related changes recognized in earnings.
Net loss for the third quarter of 2007 was $3.8 million, compared to a net loss of $3.9 million in the corresponding period in 2006. Basic and diluted net loss per share was $0.15 in the three months ended September 30, 2007, on 25.1 million weighted average shares outstanding, compared to basic and diluted net loss per share of $0.29 in the three months ended September 30, 2006, on 13.4 million weighted average shares outstanding.
Nine Months Ended September 30, 2007
Total revenues were $9.1 million for the nine months ended September 30, 2007, compared to total revenues of $8.3 million for the nine months ended September 30, 2006. Substantially all of the revenues for both periods were derived from the Company’s collaboration agreement with sanofi-aventis. The increase in revenues in the 2007 period was primarily due to an increase in development costs related to UVIDEM clinical trials, which are reimbursed by sanofi-aventis.
Research and development expenses were $17.0 million in each of the nine months ended June 30, 2007 and 2006. The spending related to clinical development of UVIDEM and clinical development, regulatory filings and manufacturing of L-MTP-PE increased $3.7 million in the 2007 period and was offset by a $2.5 million reduction in spending associated with development activities related to products currently on hold, as well as a $1.2 million reduction associated with lower headcount and termination of a lease agreement for certain of the Company’s Paris facilities.
Selling, general and administrative expenses were $9.7 million and $7.2 million for the nine months ended September 30, 2007 and 2006, respectively. The higher expenses in 2007 include $0.5 million in fees paid to an investment advisor in connection with the private placement completed in February 2007, $1.1 million associated with accrued severance benefits and $0.5 million in bonus accruals.
Net Interest income was $3.6 million and $0.4 million for the nine months ended September 30, 2007 and 2006, respectively. During the nine months ended June 30, 2007, the Company recognized $0.8 million of interest income associated with its investments and a $2.8 million reduction in non-cash interest expense for the net decrease in the fair value of warrants issued in connection with the February and June 2007 financings.
The foreign exchange loss was $1.3 million for the nine months ended September 30, 2007, compared to $1.7 million for the corresponding period in 2006. The decrease in 2007 was due to a lower inter-company loan balance and more stable spreads between the value of the U.S. dollar and the Euro compared to the prior year as the dollar denominated inter-company loan between the

Company’s subsidiaries is revalued each quarter based on changes in the value of the dollar versus the Euro, with all related changes recognized in earnings.
Net loss for the nine months ended September 30, 2007 was $15.4 million, compared to a net loss of $17.5 million in the corresponding period in 2006. Basic and diluted net loss per share was $0.78 in the nine months ended September 30, 2007, on 19.7 million weighted average shares outstanding, compared to basic and diluted net loss per share of $1.31 in the nine months ended September 30, 2006, on 13.4 million weighted average shares outstanding.
L-MTP-PE Regulatory Status
The L-MTP-PE New Drug Application (NDA) includes efficacy and safety data from 678 patients with non-metastatic resectable osteosarcoma, 332 of whom received L-MTP-PE, and from 115 patients with metastatic or unresectable osteosarcoma, 39 of whom received L-MTP-PE, in the controlled Phase 3 trial conducted by the Pediatric Oncology Group (POG) and the Children’s Cancer Group (CCG), now the Children’s Oncology Group (COG), sponsored by the Cancer Therapy Evaluation Program (CTEP) of the National Cancer Institute. Also included are safety and efficacy data from 51 patients with metastatic osteosarcoma treated in earlier Phase 2 studies. The biological effects and safety of L-MTP-PE are further supported by data from 7 other Phase 1 and 2 clinical studies performed under IND, in which an additional 197 patients received at least one dose of L-MTP-PE.
L-MTP-PE was granted orphan drug status in the United States in 2001. The NDA for L-MTP-PE was submitted to the U.S. Food and Drug Administration (FDA) in October 2006 and was accepted for review in December 2006.
The FDA’s Oncologic Drugs Advisory Committee, or ODAC, met in May 2007 and voted 12 to 2 that the results of the Company’s Phase 3 trial do not provide substantial evidence of effectiveness of L-MTP-PE in the treatment of patients with non-metastatic, resectable osteosarcoma receiving combination chemotherapy. In July 2007, following a meeting with the FDA, the Company announced plans to collect, analyze and submit additional data for L-MTP-PE to the FDA, in an amendment to the NDA, by the first quarter of 2008. In August 2007 the FDA, considering ODAC’s recommendation, issued a not approvable letter to the Company after completing the review of the NDA for L-MTP-PE. In this letter, the FDA requested data from additional clinical trials to demonstrate the benefit of L-MTP-PE, as well as information or clarification with respect to other sections of the NDA.
IDM Pharma also is seeking marketing approval from the European Medicines Agency (EMEA) for the use of L-MTP-PE, or MEPACT as it is known in Europe. L-MTP-PE was granted orphan drug status in Europe in 2004. The Marketing Authorization Application (MAA) for L-MTP-PE was submitted to the EMEA and accepted for review in November 2006. The EMEA application is currently under review and the Company continues to work closely with the regulatory body by providing as much additional data as possible and responding to ongoing inquiries from reviewers. The Company expects that the Committee for Human Medicinal Products (CHMP), an advisory body to the EMEA, will provide an opinion on the approvability of the MAA for L-MTP-PE by the end of 2007, based on the data and information available to it at that time.
About IDM Pharma
IDM Pharma is focused on the development of innovative cancer products that either destroy cancer cells by activating the immune system or prevent tumor recurrence by triggering a specific adaptive immune response. IDM Pharma is dedicated to maximizing the full therapeutic and commercial potential of each of its innovative products to address the needs of patients and the physicians who treat these patients.
For more information about the company and its products, visit www.idm-pharma.com.

Forward-Looking Statements
This press release includes forward-looking statements that reflect management’s current views of future events including statements regarding the timeframe in which the Company’s cash will be sufficient to meet planned operations and the Company’s plans to collect, analyze and submit additional Phase 3 data in an amended NDA for L-MTP-PE and the review of the submissions for marketing approval of L-MTP-PE (mifamurtide for injection), formerly known as Junovan in the US and known as MEPACT in Europe, by the FDA and the EMEA. Actual results may differ materially from the forward-looking statements due to a number of important factors, including, but not limited to, the possibility that the Company may not be able to collect, analyze and submit additional data in an amendment to the NDA for L-MTP-PE by the first quarter of 2008, if at all, the possibility that the Company may not be able to make such additional data available in a timely fashion to the EMEA in connection with its review of L-MTP-PE for marketing approval, the possibility that such data will not support the benefit of L-MTP-PE in the treatment of non-metastatic osteosarcoma, will not allow a more robust analysis of L-MTP-PE, will not continue to support its overall survival benefit in osteosarcoma, and may not provide substantial evidence for the potential regulatory approval of L-MTP-PE, the timing of the FDA’s and EMEA’s review of the submissions for marketing approval of L-MTP-PE, the ability of the Company to respond to questions raised by the FDA and EMEA in a satisfactory manner, the time needed to respond to any issues raised by the FDA and EMEA with regard to regulatory submissions for L-MTP-PE, the possibility that regulatory authorities may not consider preclinical and early clinical development work conducted by Ciba-Geigy and efficacy data from the Phase 3 trial conducted by Children’s Oncology Group as adequate for their assessment of L-MTP-PE, which may cause delays in review, may result in the regulatory authorities requiring the Company to conduct additional clinical trials, or may result in a determination by the regulatory authorities that the data does not support marketing approval, whether regulatory authorities will approve L-MTP-PE within the time frame expected by the Company or at all, and whether the Company will be able to manufacture and commercialize L-MTP-PE even if it is approved by regulatory authorities. Other risks affecting the Company and its drug development programs include whether the Company or any of its collaborators will be able to develop pharmaceutical products using the technologies of the Company, whether clinical trial results to date are predictive of results of any future clinical trials, risks associated with completing clinical trials of product candidates, risks involved in the regulatory approval process for the Company’s product candidates, the possibility that clinical testing may reveal undesirable and unintended side effects or other characteristics that may prevent or limit the commercial use of proposed products; whether the cash resources of the Company will be sufficient to fund operations as planned, including any further clinical trials of any of the Company’s product candidates; whether any steps taken by the Company to contain costs will in fact result in sufficient reduction in expenses; reliance on key employees, especially senior management; the risk that the Company may not secure or maintain relationships with collaborators, and the Company’s dependence on intellectual property. These factors are more fully discussed in the Company’s Quarterly Report on Form 10-Q filed with the SEC for the quarter ended June 30, 2007 and other periodic reports filed with the SEC. The Company expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

IDM PHARMA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006

Revenues:
Research grants and contract revenue	$—	$—	$55,000	$68,000
Related party revenue	3,113,000	3,012,000	8,994,000	8,228,000
License fees, milestones and other revenues	10,000	16,000	30,000	32,000

Total revenues	3,123,000	3,028,000	9,079,000	8,328,000

Costs and expenses:
Research and development	6,377,000	5,271,000	17,032,000	17,032,000
Impairment of assets	52,000	144,000	95,000	497,000
Selling and marketing	246,000	234,000	448,000	397,000
General and administrative	2,477,000	1,563,000	9,216,000	6,817,000
Acquired in process research and development	—	—	—	—

Total costs and expenses	9,152,000	7,212,000	26,791,000	24,743,000

Loss from operations	(6,029,000)	(4,184,000)	(17,712,000)	(16,415,000)

Interest income	422,000	118,000	758,000	427,000
Interest expense	2,719,000	—	2,825,000	—
Other income (expenses), net	(23,000)	49,000	(23,000)	—
Foreign exchange gain (loss)	(837,000)	165,000	(1,299,000)	(1,698,000)

Loss before income tax benefit	(3,748,000)	(3,852,000)	(15,451,000)	(17,686,000)
Income tax benefit (expense)	(5,000)	—	87,000	179,000

Net loss	$(3,753,000)	$(3,852,000)	$(15,364,000)	$(17,507,000)

Weighted average number of shares outstanding	25,146,206	13,398,474	19,703,272	13,354,184
Basic and diluted loss per share	$(0.15)	$(0.29)	$(0.78)	$(1.31)

Comprehensive loss:
Net loss	$(3,753,000)	$(3,852,000)	$(15,364,000)	$(17,507,000)
Other comprehensive gain (loss)	1,094,000	(224,000)	1,638,000	2,388,000

	$(2,659,000)	$(4,076,000)	$(13,726,000)	$(15,119,000)

IDM PHARMA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

	September 30,	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$33,183,000	$10,181,000
Other current assets	5,187,000	4,973,000

Total current assets	38,370,000	15,154,000

Property and equipment, net	1,205,000	1,711,000
Patents, trademarks and other licenses, net	3,188,000	3,323,000
Goodwill	2,812,000	2,812,000
Other long-term assets	792,000	1,382,000

Total Assets	$46,367,000	$24,382,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Common stock warrants	$1,506,000	$—
Other current liabilities	12,248,000	10,636,000
Other liabilities	3,224,000	3,550,000
Stockholders’ equity	29,389,000	10,196,000

Total liabilities and stockholders’ equity	$46,367,000	$24,382,000